EXHIBIT 99.18

Ralph E. Davis Associates, Inc.
1717 St. James Place
Suite 460
Houston, Texas 77056

May 13, 2008

ABC Funding, Inc.
c/o Mr. Matt Cohen
Thompson & Knight, LLP
919 Third Avenue, 39th Floor
New York, NY 10022

Attention: Dr. Amiel David

Re:   Estimated Reserves and Non Escalated Future
    Net Revenue Remaining as of April 1, 2008
    Voyager Gas Corporation

Dear Dr. David:

At your request the firm of Ralph E. Davis Associates, Inc. of Houston, Texas has prepared an estimate of the oil and natural gas reserves on specific leaseholds in which Voyager Gas Corporation (Voyager) has certain interests.  The interests evaluated are applicable to specific oil and gas properties in which Voyager may or may not be the operator.  The attached summaries present our estimate of the proved developed producing, non-producing and undeveloped reserves anticipated to be produced from those leaseholds.

The reserves associated with these estimates have been classified in accordance with the definitions of the Securities and Exchange Commission as found in Rule 4-10(a) of regulation S-X of the Securities Exchange Act of 1934 and attached hereto.  We have also estimated the future net revenue and discounted present value associated with these reserves as of April 1, 2008, utilizing a scenario of non-escalated product prices as well as non-escalated costs of operations, i.e., prices and costs were not escalated above current values as detailed later in this report.  The present value is presented for your information and should not be construed as an estimate of the fair market value.

The results of our study may be summarized as follows:

Non Escalated Pricing Scenario
Estimated Reserves and Future Net Income
Net to Voyager Gas Corporation
As of April 1, 2008

	Estimated Net Reserves		Estimated Future Net Income ($1,000)
Reserve Category	MBbls	Mmcf	Undiscounted	Discounted @ 10%
Proved Reserves
Producing	246.93	3,731.56	$44,756.55	$32,603.84
Non-Producing	331.36	3,570.99	53,735.40	16,229.38
Undeveloped	249.28	3,925.76	47,759.48	26,801.08
Total Proved	827.57	11,228.31	$146,251.43	$75,634.30

Liquid volumes are expressed in thousands of barrels (MBbls) of stock tank oil.  Gas volumes are expressed in millions of standard cubic feet (MMSCF) at the official temperature and pressure bases of the areas wherein the gas reserves are located.

DATA SOURCE

Basic well and field data used in the preparation of these summaries were furnished by Voyager or were obtained from commercial sources.  Records as they pertain to factual matters such as acreage controlled, the number and depths of wells, reservoir pressure and production history, the existence of contractual obligations to others and similar matters were accepted as presented.

Additionally, the analyses of these properties utilized not only the basic data on the subject wells but also data on analogous properties as provided.  Well logs, ownership interest, revenues received from the sale of products and operating costs were furnished by Voyager.  No physical inspection of the properties was made nor any well tests conducted.

Operating cost data for the previous twelve month period for which data was available were provided by Voyager along with an average of each property’s lease operating expense and well operating expense for the same time period.  This data was utilized to determine the direct cost of operation for each property or producing unit.

RESERVE ESTIMATES

The estimate of reserves is based primarily upon production history or analogy with wells in the area producing from the same or similar formations.  In addition to individual well production history, geological, 3D seismic and well test information, when available, were utilized in the evaluation.

The accuracy of reserve estimates is dependent upon the quality of available data and upon the independent geological and engineering interpretation of that data.  Reserve estimates presented in these summaries are calculated using acceptable methods and procedures and are believed to be reasonable; however, future reservoir performance may justify revision of these estimates.

PRODUCING RATES

Estimated reserves are scheduled for recovery primarily on the basis of actual producing rates or appropriate well test information.  They were prepared giving consideration to engineering and geological data such as reservoir pressure, anticipated producing mechanisms, the number and types of completions, as well as past performance of analogous reservoirs.

These and other future rates may be subject to regulation by various agencies, changes in market demand or other factors; consequently, reserves recovered and the actual rates of recovery may vary from the estimates included herein.

PRICING PROVISIONS

Crude Oil and Condensate - The unit price used for crude oil and condensate is based upon the posted price for liquids in effect as of March 31, 2008, the last trading day of the month.  A crude oil posted price for West Texas Intermediate crude of $105.56 per barrel was held constant throughout the producing life of the property.  A pricing differential from this posted price for each producing property had been developed based upon historical sales information.  This pricing differential was similarly held constant.  Prices for liquid reserves scheduled for initial production at some future date were estimated using current prices on the same properties.

Natural Gas - The unit price used for natural gas is based upon an initial gas price of $9.59 per MMBtu, the March 31, 2008, NYMEX natural gas price in effect.  A similar pricing differential for each property had been developed, and this differential as well as the price for gas was held constant throughout the producing life of the property.  Prices for gas reserves scheduled for initial production at some future date were estimated using this same price.

FUTURE NET INCOME

Future net income is based upon gross income from future production, less direct operating expenses and taxes (production, severance, ad valorem or other).  Estimated future capital for development and workover costs was also deducted from gross income at the time it will be expended.  No allowance was made for depletion, depreciation, income taxes or administrative expense.

Direct lease operating expense includes direct cost of operations of each lease or an estimated value for future operations based upon analogous properties.  Lease operating expense and/or capital costs for drilling and/or major workover expense were held constant throughout the remaining producing life of the properties.  Neither the cost to abandon onshore properties nor the salvage value of equipment was considered.

Future net income has been discounted for present worth at values ranging from 0 to 100 percent using yearly discounting.  The future net income is discounted at a primary rate of ten (10.0) percent.

GENERAL

Voyager Gas Corporation has provided access to all of its accounts, records, geological and engineering data, reports and other information as required for this investigation.  The ownership interests, product classifications relating to prices and other factual data were accepted as furnished without verification.

No consideration was given to either gas contract disputes including take or pay demands or gas sales imbalances.

No consideration was given to potential environmental liabilities which may exist, nor were any costs included for potential liability to restore and clean up damages, if any, caused by past operating practices.

If investments or business decisions are to be made in reliance on these estimates by anyone other than our client, such person with the approval of our client is invited to arrange a visit so that he can evaluate the assumptions made and the completeness and extent of the data available on which the estimates are made.

This has been prepared for the exclusive use of Voyager Gas Corporation and shall not be reproduced, distributed or made available to any other company without the written consent of Ralph E. Davis Associates, Inc.  Such consent will not be unreasonably withheld if the information is utilized in its entirety.

Very truly yours,
RALPH E. DAVIS ASSOCIATES, INC.

/s/ Allen L. Kelley
Allen L. Kelley
Senior Geologist

CLASSIFICATION OF RESERVES

 Proved Oil and Gas Reserves

Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made.  Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

1.
Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test.  The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data.  In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

2.
Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the proved classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

3.
Estimates of proved reserves do not include the following: (A) oil that may become available from known reservoirs but is classified separately as indicated additional reserves; (B) crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors; (C) crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects; and (D) crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite and other such sources.

Proved Developed Oil and Gas Reserves
Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.  Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery should be included as proved developed reserves only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

Proved Undeveloped Reserves

Proved undeveloped oil and gas reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.  Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled.  Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation.  Under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

(Classification of reserves as found in Rule 4-10(a) of Regulation S-X of the per Securities and Exchange Act)